Exhibit 5.1

[Letterhead of Richards, Layton & Finger]

June 8, 2004

Cullen/Frost Capital Trust II

c/o The Bank of New York (Delaware)

White Clay Center, Route 273

Newark, Delaware 19711

Re:	Cullen/Frost Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for Cullen/Frost Bankers Inc., a Texas corporation (the “Company”), and Cullen/Frost Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)  The Certificate of Trust of the Trust (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 3, 2004;

(b)  The Trust Agreement of the Trust, dated as of February 3, 2004, between the Company, as depositor (the “Depositor”) and The Bank of New York (Delaware), as Delaware trustee (the “Delaware Trustee”);

(c)  The Amended and Restated Trust Agreement of the Trust, dated as of February 13, 2004 (including Exhibits A, C and E thereto) (the “Trust Agreement”), among the Depositor, The Bank of New York, as property trustee, the Delaware Trustee, Phillip D. Green and Jerry Salinas, as administrative trustees, and the several Holders, from time to time, of undivided beneficial interests in the assets of the Trust;

Cullen/Frost Capital Trust II

June 8, 2004

(d)  Amendment No. 1 to Registration Statement on Form S-4 (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”) relating to the Floating Rate Capital Securities, Series A of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “New Capital Security” and collectively, the “New Capital Securities”), as proposed to be filed by the Company and the Trust with the Securities and Exchange Commission on or about June 9, 2004; and

(e)  A Certificate of Good Standing for the Trust, dated June 8, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a New Capital

Cullen/Frost Capital Trust II

June 8, 2004

Security is to be issued by the Trust (collectively, the “New Capital Security Holders”) of an appropriate certificate for such New Capital Security and the payment for the New Capital Security acquired by it, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the New Capital Securities are issued and sold to the New Capital Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

2.    The New Capital Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3.    The New Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the New Capital Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated

Cullen/Frost Capital Trust II

June 8, 2004

above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/  Richards, Layton & Finger, P.A.

DKD/DSG/jmb